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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

To Boards of Directors
Loewen Group International, Inc. and The Loewen Group Inc.

  We consent to inclusion in the registration statement on Form S-4 of Loewen Group International, Inc. and The Loewen Group Inc. of our reports:

  (i) dated March 20, 1998 relating to the consolidated balance sheets of Loewen Luxembourg (No. 1) S.A. (as defined in Note 1 thereto) as at December 31, 1997 and 1996 and the consolidated statements of operations and retained earnings, and cash flows of Loewen Luxembourg (No. 1) S.A. for each of the years in the three year period ended December 31, 1997, which statements have been restated to give retroactive effect to the acquisition, by a subsidiary of the Company, of Eagle Financial Associates, LLC on March 10, 1998, which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to financial statements, and

  (ii) dated March 20, 1998 relating to the consolidated balance sheets of Loewen Luxembourg (No. 2) S.A. (as defined in Note 1 thereto) as at December 31, 1997 and 1996 and the consolidated statements of operations and retained earnings, and cash flows of Loewen Luxembourg (No. 2) S.A. for each of the years in the three year period ended December 31, 1997, which statements have been restated to give retroactive effect to the acquisition, by a subsidiary of the Company, of Eagle Financial Associates, LLC on March 10, 1998, which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to financial statements.



Luxembourg, August 26, 1998  KPMG Audit
                             Reviseurs d'Entreprises

                                          /s/ E. Damotte